Contact: Jon Anderson, Actel Corporation (650) 318-4445

For Release: September 12, 2007 @ 1:30 P.M. PT

ACTEL CORPORATION ANNOUNCES THIRD QUARTER BUSINESS UPDATE

Mountain View, Calif. – September 12, 2007 – Actel Corporation (NASDAQ: ACTL) today released its business update for the third quarter of fiscal 2007.

• We expect that third quarter revenues will be flat to minus four percent sequentially. This is unchanged from previous guidance.

Stock Option Review

As previously announced:

A Special Committee of our Board of Directors, composed of independent directors and assisted by independent counsel, was appointed on September 22, 2006, to review our historical stock option grant practices and related accounting. On January 30, 2007, the Special Committee presented its preliminary findings to the Board of Directors. The preliminary findings were described in our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on February 1, 2007. On March 9, 2007, the Special Committee delivered its final report to the Board of Directors.

We voluntarily notified the SEC about the independent investigation prior to announcing it publicly on October 2, 2006. By a letter dated November 2, 2006, we were informed by the SEC’s Office of Enforcement that it was conducting an informal inquiry to determine whether there had been violations of the federal securities laws. We voluntarily disclosed the requested information and otherwise cooperated with the Office of Enforcement, which notified us by a letter dated May 23, 2007, that it had closed its file and would not recommend any enforcement action by the SEC.

Due to the stock option investigation, we have not filed with the SEC a Quarterly Report on Form 10-Q for the quarter ended October 1, 2006, an Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (“Form 10-K”), or Quarterly Reports on Form 10-Q for the quarters ended April 1 and July 1, 2007, and did not hold an annual meeting of shareholders during 2006.

We have received notices from The Nasdaq Stock Market (“Nasdaq”) of staff determinations that we are not in compliance with the requirement for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(14), under which listed companies must file with the SEC all required reports, and Rules 4350(e) and 4350(g), under which companies must hold an annual meeting of shareholders, solicit proxies, and provide proxy statements to Nasdaq. On February 16, 2007, a Nasdaq Listing Qualifications Panel (“Panel”) granted our request for continued listing. On May 18, 2007, the Panel determined to delist our securities, but stayed the delisting pending further action by the Nasdaq Listing and Hearing Review Council (“Listing Council”). On April 2, 2007, the Listing Council stayed the Panel’s decision pending a review by the Listing Council. On August 23, 2007, the Listing Council granted us an exception to demonstrate compliance with all continued listing requirements until October 22, 2007.

On January 18, 2007, we concluded that shareholders and other investors should no longer rely on our financial statements and the related reports or interim reviews of our independent registered public accounting firm and all of our earnings press releases and similar communications for fiscal periods commencing on or after January 1, 1996. We also concluded that we need to restate our historical financial statements to record additional non-cash and potentially other charges related to past stock option grants.

Working with our independent registered public accounting firm, we are evaluating corrections to measurement dates and other related accounting issues and quantifying the financial and tax impact of those inaccuracies and corrections. In lieu of amending our prior filings with the SEC to restate financial statements, we intend to include in our Form 10-K the comprehensive disclosure outlined in guidance posted by the SEC Chief Accountant’s Office on January 16, 2007.

We intend to file our delinquent SEC periodic reports, including any required restatements, and solicit proxies and hold an annual shareholders’ meeting as soon as practicable.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements in this press release regarding our updated business guidance and intentions are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated in the forward-looking statements. Risk factors that make it difficult for us to accurately predict quarterly revenues include general economic conditions and a variety of risks specific to Actel or characteristic of the semiconductor industry, such as fluctuating demand, intense competition, rapid technological change and related intellectual property and international trade issues, wafer and other supply shortages, and booking and shipment uncertainties. Risk factors that make it difficult for us to predict when it will become current with the SEC’s periodic reporting requirements and compliant with the Nasdaq’s listing requirements include modifications in the amount and timing of previously awarded stock-based compensation; the recording of additional expenses, including expenses in past periods that were deemed immaterial at the time and expenses in the 2006 fiscal year that normally would have been subsequent events; claims and proceedings relating to such matters, including shareholder litigation; and negative tax or other implications resulting from any accounting adjustments or other factors. Any failure to meet expectations could cause the price of our stock to decline significantly. We do not assume, and expressly disclaim, any duty to update the forward-looking statements or risk factors.

Editor’s Note: The Actel name and logo are trademarks of Actel Corporation.